Exhibit 4.3

ALTERITY THERAPEUTICS LIMITED

(FORMERLY PRANA

BIOTECHNOLOGY LIMITED) ABN

37 080 699 065

2018 AMERICAN DEPOSITARY SHARE (ADS) OPTION PLAN, AS AMENDED

Alterity Therapeutics Limited (formerly Prana Biotechnology Limited), a corporation formed under the laws of the Commonwealth of Australia (the “Company”), hereby amends the 2018 American Depository Share (ADS) Option Plan (the “Plan”), initially effective November 16, 2018 (the “Effective Date”), following approval of the amended Plan by the majority of the shares entitled to vote at a duly constituted meeting of the shareholders of the Company held on November 18, 2020. .

1. Purpose.

The purpose of the Plan is to promote the interests of the Company, its Subsidiaries and shareholders by enabling the Company and its Subsidiaries to attract and retain outstanding employees, officers, consultants, independent contractors and directors (“Eligible Persons”) and align the interests of Eligible Persons with those of the Company and its shareholders through the incentive inherent in the ownership of ordinary shares of the Company (“Shares”). For purposes of the Plan, the term “Subsidiary” shall mean “subsidiary corporation,” as such term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of the Plan, the term “Award” shall mean a grant of an option to purchase American Depositary Shares (“ADSs”) representing Shares.

2. Shares Subject to Awards .

(a) Awards under the Plan (“Awards”) may be granted in the following forms:

(i)	incentive stock options (“Incentive Stock Options”) as provided in Section 422 of the Code; provided, however, that no Award of Incentive Stock Options shall be made hereunder after the date that is the tenth anniversary of the Effective Date; and

(ii)	non-qualified stock options (“Non-qualified Options”) (the term “Options” includes incentive stock options and non-qualified options).

(b) Subject to the adjustment provisions of Section 11 hereof, the aggregate number of ADSs which may be issued under options under the Plan shall not exceed 3,333,333 (the equivalent of 200,000,000 Shares. ADSs delivered under the Plan may be authorized and unissued ADSs or issued ADSs reacquired by the Company, or both. The ADSs that are forfeited under the terms of the Plan and ADSs that are the subject of Options that expire unexercised or which are otherwise surrendered by the holder of such Option (the “Optionee”) without receiving any payment or other benefit with respect thereto may again become available for new Awards under the Plan.

3. Administration of the Plan.

The Plan shall be administered by a committee (the “Committee”) comprised of members of the Board of Directors of the Company (the “Board”) selected by the Board. The Board may remove from, add members to, or fill vacancies in the Committee. The Committee shall consist of a compensation committee of the Board comprised solely of two or more “outside directors ” within the meaning of Section 162(m)(4)(C)(i) of the Code, unless the Board determines that there is no need to comply with the requirements of Section 162(m) of the Code.

The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan. All actions of the Committee shall be taken by majority vote of its members, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. Subject to the provisions of the Plan, the Committee shall have authority, in its sole discretion, to grant Awards under the Plan, to interpret the provisions of the Plan and to prescribe, amend, and rescind rules and regulations relating to the Plan or any Award thereunder as it may deem necessary or advisable. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons. No member of the Committee shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

4. Eligibility.

Awards shall be made to such Eligible Persons of the Company or any of its Subsidiaries as the Committee shall select from time to time; provided, however, that Incentive Stock Options may only be granted to employees of the Company and its Subsidiaries (including, without limitation, officers and directors who are also employees of the Company and its Subsidiaries) and shall not be granted to any owner of 10% or more of the total combined voting power of all classes of stock of the Company and its Subsidiaries, as determined under Section 422(b)(6) of the Code. The Committee’s designation of an Optionee in any year shall not require the Committee to designate such person to receive Awards or grants in any other year.

5. Stock Option Agreements. All Options granted pursuant to the Plan shall be evidenced in writing by option agreements (“Option Agreements”) in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan, including the following:

(a) Type of Option; Number of ADSs. Each Option shall be designated as either an Incentive Stock Option or a Non-qualified Option. Each Option Agreement shall state the total number of ADSs to which it pertains. To the extent that the aggregate Fair Market Value, as defined below and determined on the date that an Option is granted, of ADSs with respect to which Incentive Stock Option are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company and its Subsidiaries) exceeds U.S.$100,000, such Option shall be treated as a Non-qualified Option.

(b) Option Price. The Option exercise price per each ADS shall be determined by the Committee at the time any Option is granted and stated in the Option Agreement; provided, that the exercise price per ADS of an Incentive Stock Option and an Option that needs to satisfy the requirements of Section 162(m) of the Code shall not be less than 100% of the Fair Market Value of such ADS on the date of the Award. Notwithstanding the preceding sentence, the price per ADS of an Incentive Stock Option awarded to an Optionee who, at the time such Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries, shall not be less than 110% of the Fair Market Value of such ADS on the date of the Award.

For all purposes under the Plan, Fair Market Value shall mean the per ADS closing price of the ADSs for the day immediately preceding the date as of which Fair Market Value is being determined (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) reported on the National Association of Securities Dealers Automated Quotations (NASDAQ) system, or other national securities exchange on which the ADSs are then principally traded, and reported in the trading tables of The Wall Street Journal ..

(c) Option Term. The period for which the Option is granted shall be determined by the Committee and set forth in the Option Agreement; provided, however, that no Option shall be exercisable after the expiration of ten years from the date of its Award. Notwithstanding the preceding sentence, in the case of an Incentive Stock Option granted to an Optionee who, at the time such Option is granted, owns stock representing more than 10% of the combined voting power of all classes of stock of the Company or its Subsidiaries, the term of the Option shall be five years from the date of the Award or such shorter term as may be provided in the Option Agreement. No Option may be exercised after the expiration of its term.

(d) Vesting Period. Except as otherwise provided in the Plan or by the Committee in an Option Agreement, Options shall become vested and exercisable in accordance with the following vesting schedule:

less than one year after date of Award.	0% of the total Award
one year after date of Award.	25% of the total Award
two years after date of Award.	50% of the total Award
three years after date of Award.	75% of the total Award
four years after date of Award.	100% of the total Award

Options shall automatically cease to vest in accordance with the above schedule and, except as provided in Sections 7, 8, 9 and 10, shall become null and void upon the termination of employment for any reason.

(e) Time and Manner of Payment. Each Option Agreement shall provide that Options granted under the Plan shall be exercised by the Optionee (or by his executors, administrators, guardian or legal representative) as to all or any portion of the ADSs covered thereby, by the giving of written notice of exercise to the Company, specifying the number of ADSs to be purchased. Full payment of such purchase price shall be made within ten business days following the receipt of such notice by the Company and shall be made (i) in cash, by certified check or bank check, or (ii) in any other manner permitted in the discretion of the Committee. Such notice of exercise and full payment, shall be delivered to the Company at its principal business office or such other office as the Committee may direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may prescribe. In no event may any Option granted hereunder be exercised for a fraction of an ADS. The Company shall issue or cause to be issued to the Optionee ADSs or American Depositary Receipts (“ADRs”) evidencing the ADSs as soon as practicable after an Option is exercised, and, within a reasonable time thereafter, such issuance shall be evidenced on the books of the Company. No person exercising an Option shall have any of the rights of a holder of ADSs prior to the date that such ADSs are issued following the exercise of such Option. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

(f) Other Provisions. An Option Agreement may contain any other terms and conditions that the Committee, in its sole discretion, deems appropriate; provided, however, that no such term or condition shall be inconsistent with the terms of the Plan or, in the case of an Incentive Stock Option, Section 422 of the Code. Each Option Agreement may condition the exercise of any Option upon the attainment of specified productivity goals by a Company group or division or an individual Optionee.

6. Non-Transferability of Options

No Option shall be assignable or transferable by the Optionee, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee or his guardian or legal representative.

7. Termination of Employment.

(a) Except as otherwise determined by the Committee or provided in an Option Agreement, in the event of the termination of employment or service of an Optionee with the Company and its Subsidiaries for any reason (other than termination for cause, death, disability or Change of Control of the Company as provided below), Options granted to him that have not previously expired or been exercised shall, to the extent vested on the date of such termination, be exercisable by the Optionee within 30 days after the date of such termination, unless such Option is earlier terminated pursuant to its terms. All Options that are not exercisable as of the date of such termination or which are not exercised within 30 days thereafter, shall be deemed cancelled and terminated as of such date.

(b) Except as otherwise determined by the Committee or provided in an Option Agreement, in the event an Optionee retires from employment or service with the Company and its Subsidiaries, Options granted to him shall become 100% vested as of the effective date of the Optionee’s retirement. Whether an Optionee has terminated employment on account of retirement shall be determined by the Committee in its sole discretion.

(c) Except as otherwise determined by the Committee or provided in an Option Agreement, in the event that an Optionee’s employment or service is terminated by the Company or any of its Subsidiaries for “cause,” all Options, whether or not exercisable as of the date of such termination, shall be canceled and terminated as of such date. For these purposes, termination for “cause” shall mean the following: the Optionee’s violation of copyright, trademark and/or patent protection maintained by the Company or a Subsidiary; the Optionee’s engaging or assisting in any business in competition with the Company or a Subsidiary as employee, owner, partner, director, officer, stockholder, consultant or agent (ownership of minority interests in publicly-traded corporations, partnerships or companies or of 5% or less of the equity of privately-held corporations, partnerships or companies shall not be considered competition for purposes of this Plan); the Optionee’s dishonesty, or acting in any manner inconsistent with the utmost good faith and loyalty in the performance of the Optionee’s duties; conviction of the Optionee by a court of law of competent jurisdiction for fraud, misappropriation, embezzlement, or any felony; failure of the Optionee to perform his duties to the reasonable satisfaction of the Company or its Subsidiaries.

8. Death.

Except as otherwise determined by the Committee or provided in an Option Agreement, in the event an Optionee dies while employed by or providing service to the Company or any of its Subsidiaries, all unvested Options shall become 100% vested and any Option granted to him that has not previously expired or been exercised shall be exercisable by the estate of such Optionee or by any person who acquired such Option by bequest or inheritance, at any time within one year after the date of death of the Optionee, unless such Option is earlier terminated pursuant to its terms. All Options not exercised within such one- year period shall be deemed canceled and terminated on the first anniversary of the Optionee’s death.

9. Disability.

Except as otherwise determined by the Committee or provided in an Option Agreement, in the event of the termination of employment of an Optionee due to total disability, the Optionee or his guardian or legal representative, shall have the right to exercise any Option which has not been previously exercised or expired and which the Optionee was eligible to exercise as of the first date of total disability, at any time within one year after such termination, unless such Option is earlier terminated pursuant to its terms. All Options that are not exercisable as of the date of the Optionee’s termination or which are not exercised within one year thereafter shall be deemed canceled and terminated as of such applicable date. The term “total disability” shall, for purposes of this Plan, be defined in the same manner as such term is defined in Section 22(e)(3) of the Code and shall be determined by the Committee in its sole discretion.

10. Change of Control.

(a) In the event of a proposed sale or conveyance of all or substantially all of the assets of the Company, or the merger or consolidation of the Company and/or its Subsidiaries with or into another corporation, each outstanding Option shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that such successor corporation refuses to assume such Option or to substitute an equivalent option, such Option may, at the discretion of the Committee, become 100% vested upon the consummation of the merger or sale of assets.

(b) Except as otherwise determined by the Committee or provided in an Option Agreement, in the event of the involuntary termination of employment or service of an Optionee from the Company and its Subsidiaries on account of and within six months of a Change of Control of the Company, as determined by the Committee, Options granted to such Optionee that have not previously expired or been exercised shall become 100% vested as of the date of such termination of employment and shall be exercisable by the Optionee within 30 days after such date, unless such Option is earlier terminated pursuant to its terms. A Change of Control shall be deemed to have occurred when:

(i) any person (as such term is used in Section 13 of the Exchange Act and the rules and regulations thereunder), and any person acting in concert with such person, directly or indirectly, acquires or otherwise becomes entitled to vote more than 50% of the voting power entitled to be cast at elections for directors of the Company; or

(ii) there occurs any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its Subsidiaries to any other person, and (A) in the case of a merger or consolidation, the holders of outstanding stock of the Company entitled to vote in elections of directors of the Company immediately before such merger or consolidation (excluding for this purpose any person that directly or indirectly owns or is entitled to vote 20% or more of the voting power of the Company) hold less than 50% of the voting power of the survivor of such merger or consolidation or its parent, or (B) in the case of any such sale, lease or exchange, the Company does not own at least 50% of the voting power of the other person; or

(iii) one or more new directors of the Company are elected and at such time five or more directors (or, if less, a majority of the directors) then holding office were not nominated as candidates by a majority of the directors in office immediately before such election.

11. Adjustments.

Except in the case of a Change of Control of the Company as provided in Section 10, in the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, ADSs, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of ADSs or other securities, the issuance of warrants or other rights to purchase ADSs or other securities, or other similar corporate transaction or event affects the ADSs with respect to which Options have been or may be issued under the Plan, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and type of shares that thereafter may be made the subject of Options, (ii) the number and type of shares subject to outstanding Options, and (iii) the exercise price with respect to any Option, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding Option; provided, however, that the number of ADSs subject to any Option denominated in ADSs shall always be a whole number.

12. Tax Withholding.

The Company shall notify an Optionee of any income tax withholding requirements arising as a result of the grant of any Award or exercise of an Option. The Company shall have the right to withhold from the Optionee such withholding taxes as may be required by law, or to otherwise require the Optionee to pay such withholding taxes. If the Optionee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to retain and withhold a number of ADSs, otherwise due to such Optionee, having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such ADSs so withheld.

13. Right of Discharge Reserved.

Nothing in the Plan nor the grant of an Award hereunder shall confer upon any employee, officer, director, consultant, independent contractor or other individual the right to continue in the employment of or service with the Company or any of its Subsidiaries or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Options under the Plan) any such employee, officer, director, consultant, independent contractor or other individual at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or service or other relationship even if the termination is in violation of an obligation of the Company or any Subsidiary of the Company to the employee, officer, director, consultant or independent contractor.

14. Severability.

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

15. Amendment and Termination of the Plan.

The Board may, from time to time, alter, amend, suspend or terminate the Plan with respect to Options that have not been granted, subject to any requirement for stockholder approval imposed by applicable law or any rule of any stock exchange or quotation system on which ADSs are listed or quoted; provided, however, that the Board may not amend the Plan in any manner that would result in non-compliance with any applicable law. Neither the Board nor the Committee may, without the consent of the Optionee, alter or in any way impair the rights of such Optionee under any Award previously granted. Neither the termination of the Plan nor the Change of Control of the Company shall affect any Option previously granted.

If the approval of the Plan by the stockholders is not obtained within 12 months of the Effective Date, the Plan shall be null and void and each Award of an Option hereunder shall be null and void.

16. Conditions Upon Issuance of ADSs.

ADSs shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such ADSs or the ADRs evidencing such ADSs shall comply with applicable laws and the securities trading policy and other applicable governance policies (as applying at the time) and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to exercise of an Option, the Committee may require the person exercising the Option to represent and warrant at the time of exercise that the exercise complies with the applicable laws, the securities trading policy and other applicable governance policies of the Company and that the ADSs are being purchased only for investment and without any present intention to sell or distributed such ADSs.

17. Gender and Number.

Any masculine terminology used in this Plan document shall also include the feminine, and the definition of any term herein in the singular shall also include the plural except when otherwise indicated by the context.

18. Governing Law.

The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York and construed accordingly.